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                                                                    EXHIBIT 23.4

                      Consent of Independent Accountants

The Board of Directors
eMerge Interactive, Inc.:

We consent to the use of our report dated December 6, 1999 with respect to the consolidated financial statements of eMerge Interactive, Inc. as of December 31, 1997 and 1998 and September 30, 1999 and for each of the years in the two year period ended December 31, 1998 and for the nine months ended September 30, 1999, included herein and to the reference to our firm under the heading "Experts" in the prospectus, which report appears in the Form S-4 of Internet Capital Group, Inc.

                                              /s/ KPMG LLP

Orlando, Florida
April 12, 2000